Exhibit 99.1

Contact:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. (713) 993-4614

SANDERS MORRIS HARRIS GROUP REPORTS THIRD

QUARTER RESULTS; CITES ENERGY STOCK PORTFOLIO DECLINES

HOUSTON – NOVEMBER 8, 2006 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today reported income from continuing operations for the third quarter of 2006 of $249,000 or $0.01 per diluted share, compared to income from continuing operations of $3.7 million or $0.19 per diluted share during the prior year quarter. The 2006 results were negatively impacted by after tax losses in the Company’s portfolio of equities and partnership interests of $1.2 million.

That portfolio contains a significant portion of energy stocks – which declined sharply late in the third quarter – many of which were received as underwriter’s compensation. The appreciation or depreciation in these investments is reflected in reported net income quarterly.

The Company discontinued most of its national fixed income division during the 2006 third quarter and posted a loss from these discontinued operations of $547,000, or $0.03 per diluted share, net of tax in the period. It also lost $483,000 after tax from the residual operations of that activity, substantially all of which will be eliminated by year end.

The following table outlines the Company’s after tax non-GAAP results from continuing operations for the latest quarter and the year earlier quarter, adjusted for (a) losses in the national fixed income division, (b) legal items, and (c) portfolio gains/losses.

(in thousands, except per share amounts)	Three months ended September 30,
	2006	2005
Revenues	$41,704	$34,411

Income from continuing operations as reported	249	3,656
National fixed income losses	483	—
Legal items	233	—
Portfolio losses (gains)	1,168	(1,524)

Total	2,133	2,132

Non-GAAP earnings per share from continuing operations – adjusted	$0.11	$0.11

Non-GAAP Results by Segment – Net After Tax

(in thousands, except per share amounts)	Asset & Wealth Management	Institutional Services	Investment Banking	Corporate & Other	Total
Three months ended September 30, 2006:
Revenues	$19,658	$14,232	$8,634	$(820)	$41,704

Income from continuing operations - reported	1,525	102	1,841	(3,219)	249
National fixed income losses	—	483		—	483
Legal items	—	—		233	233
Portfolio losses (gains)	318	—	—	850	1,168

Non-GAAP income from continuing operations-adjusted	$1,843	$585	$1,841	$(2,136)	$2,133

Non GAAP EPS	$0.09	$0.03	$0.09	$(0.11)	$0.11

Three months ended September 30, 2005:
Revenues	$16,105	$11,525	$5,465	$1,316	$34,411

Income from continuing operations - reported	2,576	814	1,284	(1,017)	3,656
National fixed income losses	—	—	—	—	—
Legal items	—	—	—	—	—
Portfolio losses (gains)	(742)	—	—	(782)	(1,524)

Non-GAAP income from continuing operations-adjusted	$1,834	$814	$1,284	$(1,799)	$2,132

Non-GAAP EPS	$0.09	$0.04	$0.07	$(0.09)	$0.11

Our largest segment, asset/wealth management, earned $1.8 million after taxes, excluding the portfolio losses mentioned above. The investment banking division generated substantially higher earnings, $1.8 million, up 43 percent from the third quarter in 2005. However, the Company’s retail and institutional equity departments had somewhat lower results than in the year earlier period.

“The decline in the value of our merchant banking and warrant portfolios was primarily related to the market-wide dip in the prices of small energy related securities. Without those portfolio declines and other charges, our non-GAAP earnings from continuing operations for the quarter would have been $0.11 per diluted share,” noted Ben T. Morris, Chief Executive Officer. “Our core asset/wealth management and investment banking divisions continued to perform well during the quarter.”

The amounts on the following table reflect the change in value of the Company’s portfolio of stocks, warrants, and partnership interests, net of tax and their effect on fully diluted earnings per share.

(in millions, except per share amounts)	Portfolio (loss) gain, net of tax
Quarter ended September 30, 2006	$(1.2)
Quarter ended June 30, 2006	(.2)
Quarter ended March 31, 2006	1.4
Quarter ended December 31, 2005	1.1
Quarter ended September 30, 2005	1.5
Quarter ended June 30, 2005	.2
Quarter ended March 31, 2005	.7
Quarter ended December 31, 2004	2.2

A substantial portion of the Company’s holdings are energy-related equities, reflecting the focus of its investment banking activities, approximately half of which have been energy-based historically.

The Company noted that the conversion of its Edelman Financial Services’ revenue base from commission to fee was proceeding well, with over $1.5 billion of assets having made that transition. The Endowment Fund reached $750 million in assets on October 1st, up from $376 million at the end of 2005. The Company owns a 27 percent interest in the advisor to The Endowment Fund.

Earnings from continuing operations for the first nine months of 2006 were $2.3 million, or $0.12 per diluted share, compared to $7.7 million, or $0.40 per diluted share during the first three quarters of 2005. The 2006 results include a goodwill impairment charge in the amount of $4.5 million before taxes related to ownership of Charlotte Capital. The Company recorded a loss from discontinued operations of $1.6 million, net of tax, during 2006 related to its decision to discontinue most of its national fixed income division. Revenues totaled $127.5 million during the first nine months of 2006, compared to $91.3 million during the same period in 2005.

The Company will host a conference call later this morning to discuss third quarter 2006 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (877) 748-8103 or international dial-in number (706) 634-7604 and enter pass code 1499036. It is recommended that listeners phone-in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 30 days by dialing (800) 642-1687 (U.S.), (706) 645-9291 (International) and entering the pass code 1499036.

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the text of this release. Management uses non-GAAP financial measures to gain an understanding of the Company’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects. Non-GAAP financial measures are used by the Company’s management in their financial and operating decision-making because management believes they reflect the Company’s ongoing business in a manner that allows meaningful period-to-period comparisons. Management believes that these non-GAAP financial measures provide useful information to investors and others (a) in understanding and evaluating the Company’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results. These non-GAAP financial measures have limitations, however, because they do not include all items of income and expense that affect the Company’s operations. The non-GAAP financial measures are not prepared in accordance with GAAP and may not be comparable to non-GAAP financial measures used by other companies.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages more than $11.2 billion in client assets. It is the largest investment banking firm headquartered in the Southwest and provides a full range of asset and wealth management services and investment banking services including underwriting of private placements and public offerings of equity and debt securities, as well as financial advisory services. It also offers institutional equity sales, trading, and research, as well as prime brokerage services for hedge funds and fixed income securities sales and trading. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Salient Partners, Salient Trust Co. LTA, SMH Capital Advisors, Select Sports Group, and The Edelman Financial Center. Sanders Morris Harris Group has 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release and certain statements and answers to questions during the conference call may contain certain forward-looking statements, under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service. The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except share and per share amounts) (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
Net income (loss) calculation:
Revenues	$127,482	$91,250	$41,704	$34,411
Expenses	120,978	80,381	39,026	29,625

Net	6,504	10,869	2,678	4,786
Equity in income (loss) of limited partnerships	902	6,569	(1,671)	4,168
Minority interests	(3,580)	(4,438)	(558)	(2,814)

Income from continuing operations before income taxes	3,826	13,000	449	6,140
Provision for income taxes	(1,501)	(5,285)	(200)	(2,484)

Income from continuing operations	2,325	7,715	249	3,656
Loss from discontinued operations, net of tax	(1,565)	—	(547)	—

Net income (loss)	$760	$7,715	$(298)	$3,656

Basic earnings (loss) per share:
From continuing operations	$0.12	$0.42	$0.01	$0.19
From discontinued operations	$(0.08)	$—	$(0.03)	$—

Basic earnings (loss)	$0.04	$0.42	$(0.02)	$0.19

Diluted earnings (loss) per share:
From continuing operations	$0.12	$0.40	$0.01	$0.19
From discontinued operations	$(0.08)	$—	$(0.03)	$—

Diluted earnings (loss)	$0.04	$0.40	$(0.02)	$0.19

Weighted average shares outstanding:
Basic	19,225,038	18,587,184	19,561,310	18,845,323
Diluted	19,688,017	19,192,485	19,993,844	19,401,206

Balance sheet data:
Cash and cash equivalents			$19,530	$15,542
Other tangible net assets			112,264	54,663

Tangible net assets			131,794	70,205

Shareholders’ equity			$216,567	$154,603

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